Exhibit 10.50
Award Agreement for Performance-Based Restricted Stock Units under the Five Below, Inc. 2022 Equity Incentive Plan

THIS AWARD AGREEMENT FOR PERFORMANCE-BASED RESTRICTED STOCK UNITS (this “Agreement”) is made by and between Five Below, Inc. (the “Company”) and the participant named on the grant schedule attached hereto (the “Participant”), effective as of the date set forth on the grant schedule attached hereto (the “Grant Date”).

RECITALS
WHEREAS, the Company desires to award Restricted Stock Units to the Participant under the Five Below, Inc. 2022 Equity Incentive Plan, as amended (the “Plan”), pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:

1.Grant Schedule. Certain terms of this grant of Restricted Stock Units (this “Award”) are set forth on the grant schedule (the “Grant Schedule”) that is attached to, and hereby made a part of, this Agreement.
2.Grant of Restricted Stock Units. As of the Grant Date and pursuant to the Plan, the Company hereby awards to the Participant the number of Restricted Stock Units set forth on the Grant Schedule, subject to the restrictions and on the terms and conditions set forth in this Agreement and the Plan (with such number of units being subject to adjustment based on actual performance, as further described in the Grant Schedule). The terms of the Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein. Capitalized terms used but not defined herein or in the Grant Schedule will have the same meaning as defined in the Plan.
3.Earning/Vesting. A percentage of the Restricted Stock Units subject to this Award (ranging from zero to 200%) may become “Earned” (as such term is defined in the Grant Schedule) based on the Company’s achievement of performance goals set forth on the Grant Schedule. Once Earned, Restricted Stock Units will remain subject to vesting conditions, to the extent provided in the Grant Schedule.
4.Transferability. These Restricted Stock Units are not transferable or assignable otherwise than by will or by the laws of descent and distribution. Any attempt to transfer these Restricted Stock Units, whether by transfer, pledge, hypothecation or otherwise and whether voluntary or involuntary, by operation of law or otherwise, will not vest the transferee with any interest or right in or with respect to such Restricted Stock Units.

5.Section 409A. This Award is intended to be exempt from or compliant with the requirements of Section 409A and should be interpreted accordingly. Nonetheless, the Company makes no guarantee regarding the tax treatment of this Award.
6.Issuance of Shares.

(a)Shares will be issued in respect of vested Restricted Stock Units at the time specified in the Grant Schedule. Any Shares issued to the Participant hereunder shall be fully paid and non-assessable.
(b)The Participant will not be deemed for any purpose to be, or have rights as, a stockholder of the Company by virtue of the grant of these Restricted Stock Units, until Shares are issued in settlement of such Restricted Stock Units.
7.Securities Matters. The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended (the “1933 Act”) of any interests in the Plan or any Shares to be issued thereunder or to effect similar compliance under any state laws. The Company shall not be obligated to cause to be issued any Shares, whether by means of stock certificates or appropriate book entries, unless and until the Company is advised by its counsel that the issuance of such Shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Shares are traded. The Committee may require, as a condition of the issuance of Shares pursuant to the terms hereof, that the recipient of such Shares make such covenants, agreements and representations, and that any certificates bear such legends and any book entries be subject to such electronic coding or stop order, as the Committee, in its sole discretion, deems necessary or desirable. The Participant specifically understands and agrees that the Shares, if and when issued, may be “restricted securities,” as that term is defined in Rule 144 under the 1933 Act and, accordingly, the Participant may be required to hold the Shares indefinitely unless they are registered under the 1933 Act or an exemption from such registration is available.
8.Delays or Omissions. No delay or omission by either party in exercising any right or remedy under this Agreement shall operate as a waiver of that or any other right or remedy. A waiver or consent given by either party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion. Any waiver, permit, consent or approval of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement, must be in a writing signed by the party granting such waiver, permit, consent or approval and will be effective only to the extent specifically set forth in such writing.
9.Withholding. The Participant acknowledges that the issuance of Shares hereunder will give rise to taxable income which may be subject to required withholding. In accordance with Section 19 of the Plan, the Participant must timely pay, or otherwise make arrangements satisfactory to the Company regarding the timely satisfaction of, any such required withholding. Unless otherwise determined by the Committee, the Participant may elect to satisfy any such required withholding by directing the Company to withhold the delivery of Shares that are then otherwise deliverable hereunder based on the fair market value of such Shares at the time of withholding.
10.Right of Discharge Preserved. The grant of Restricted Stock Units hereunder will not confer upon the Participant any right to continue in service with the Company or any of its subsidiaries or Affiliates, nor limit in any respect the right of the Company (or any of its subsidiaries or Affiliates) to discharge the Participant at any time, for any reason.

11.The Plan. The Participant acknowledges that the Participant has received a copy of the Plan, has read the Plan and is familiar with its terms, and accepts these Restricted Stock Units subject to all of the terms and provisions of the Plan. Pursuant to the Plan, the Committee is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. The Participant acknowledges and agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee relating to this Award.
12.Company Policies. The Participant agrees, in consideration for the grant of this Award, to be subject to any policies of the Company and its Affiliates regarding clawbacks, securities trading, and hedging or pledging of securities that may be in effect from time to time, or as may otherwise be required by applicable law, regulation or exchange listing standard. The Participant understands that such policies of the Company and its Affiliates regarding clawbacks are not limited in their application this Award, or to equity or cash received in connection with this Award.
13.Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.
14.Entire Agreement. This Agreement, together with the Grant Schedule and the Plan, represent the entire agreement between the parties with respect to the subject matter hereof and supersede any prior agreement, written or otherwise, relating to the subject matter hereof.
15.Acknowledgment of Non-Reliance. Except for those representations and warranties expressly set forth in this Agreement, the Participant hereby disclaims reliance on any and all representations, warranties, or statements of any nature or kind, express or implied, including, but not limited to, the accuracy or completeness of such representations, warranties, or statements.
16.Amendment. This Agreement may only be amended by a writing signed by each of the parties hereto; provided that the Company may amend this Agreement without the Participant’s consent, if the amendment does not materially impair the Participant’s rights hereunder.
17.Forum Selection. All actions and proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be heard and determined solely and exclusively in the United States District Court for the Eastern District of Pennsylvania and any federal appellate court therefrom. If and only if the United States District Court for the Eastern District of Pennsylvania shall decline to accept jurisdiction over a particular matter, all actions and proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be heard and determined solely and exclusively in the Court of Chancery of the State of Delaware. If and only if both the United States District Court for the Eastern District of Pennsylvania and the Court of Chancery of the State of Delaware shall decline to accept jurisdiction over a particular matter, all actions and proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be heard and determined solely and exclusively in any state court within the State of Delaware.
18.Waiver of Jury Trial. Each party hereby waives its right to a jury trial of any and all claims or cause of actions based upon or arising out of this Agreement or the transactions contemplated by this Agreement. Each party hereby acknowledges and agrees that the waiver contained in this section is made knowingly and voluntarily.
19.Headings. The headings in this Agreement are for convenience only. They form no part of the Agreement and will not affect its interpretation.
20.Electronic Delivery of Documents. The Participant authorizes the Company to deliver electronically any prospectuses or other documentation related to this Award and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, periodic reports, proxy statements or other documents that are required to be delivered to participants in such arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site or the website of a third-party administrator designated by the Company. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company.
21.Further Assurances. The Participant agrees, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company to implement the provisions and purposes of this Agreement and the Plan.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized officer of the Company and by the Participant, in each case on the date indicated below his or her respective signature. This document may be executed, including by electronic means, in multiple counterparts, each of which will be deemed an original, and all of which together will be deemed a single instrument.

FIVE BELOW, INC. PARTICIPANT
Sign: _______________________________ Sign: _______________________________
Name: ______________________________ Name: ______________________________
Title: _______________________________ Date: _______________________________
Date: _______________________________

Grant Schedule

Participant’s Name:	[•]
Grant Date:	March 20, 2025
Target Number of Restricted Stock Units (the “Performance Units”):	[•]

Performance Goals
The performance goals applicable to this Award are set forth below:
Total Shareholder Return
One fourth of the Performance Units may be Earned based upon the Company’s TSR, relative to that of its Peer Group, during each TSR Performance Period, based on the scale set forth below:

	TSR Performance Percentile	1/4 of Performance Units Earned at:
Maximum	80th or more	200%
Target	50th	100%
Threshold	30th	50%

For each TSR Performance Period, the Committee will interpolate proportionately to determine the number of Performance Units Earned for TSR Performance between threshold and target, or between target and maximum. If the level of TSR Performance is below the threshold for a TSR Performance Period, no Performance Units will be Earned for such period. At the end of each TSR Performance Period, any Performance Units that were subject to becoming Earned based on TSR Performance in that period, but which are not then Earned, will be forfeited with no further compensation due to the Participant.
The following terms shall be defined as set forth below:
•“Earned” means a Performance Unit that has been tentatively credited for the Participant’s benefit based on the satisfaction of applicable performance conditions, as provided in the applicable table above.
•“Ending Stock Price” means for any given company the average of the closing price of a share of such company’s common stock for the forty (40) consecutive trading days ending on the last day of the applicable TSR Performance Period.
•“Peer Group” means the companies listed on Appendix A attached hereto, subject to the following adjustments. If a company ceases to be publicly traded during any TSR Performance Period due to bankruptcy, delisting or liquidation, such company will not be removed from the Peer Group and will be ranked in the Peer Group based on a TSR of negative one hundred percent (-100%) for the TSR Performance Period in which such bankruptcy, delisting or liquidation occurs and for any TSR Performance Period ending thereafter. If a company ceases to be publicly traded during any TSR Performance Period due to merger, acquisition or other corporate action (or for any other reason not specifically set forth herein), such company will be removed from the Peer Group for the TSR Performance Period in which such merger, acquisition or other event occurs and for any TSR Performance Period ending thereafter.
•“Starting Stock Price” means for any given company the average of the closing prices of a share of such company’s common stock for the forty (40) consecutive trading days immediately prior to the first day of fiscal year 2025.
•“TSR” for any given company and any specified TSR Performance Period means the (i) Ending Stock Price for such company plus the value of reinvested dividends of such company during the applicable TSR Performance Period, divided by (ii) the Starting Stock Price for such company. For purposes of the calculation, dividend reinvestment will be deemed to occur on the ex-dividend date.
•“TSR Performance” means the TSR for the Company relative to the TSR of the other members of the Peer Group for a specified TSR Performance Period, expressed as a percentile ranking. The determination of TSR Performance will be made in the sole discretion of the Committee.
•“TSR Performance Period” means each of the following: (w) the period from the first day of fiscal year 2025 through the end of the first fiscal quarter of fiscal year 2027, (x) the period from the first day of fiscal year 2025 through the end of the second fiscal quarter of fiscal year 2027, (y) the period from the first day of fiscal year 2025 through the end of the third fiscal quarter of fiscal year 2027, and (z) the period from the first day of fiscal year 2025 through the end of fiscal year 2027.
Vesting
If the Participant remains continuously employed with the Company or its Affiliates through the end of fiscal year 2027, all Earned Performance Units will then vest. Unless otherwise specifically provided below or determined by the Committee, if the Participant’s employment with the Company ceases for any reason prior to the end of fiscal year 2027, all Performance Units (whether or not Earned) will then be forfeited immediately and automatically. For purposes of this Award, employment with the Company will be deemed to include employment with Affiliates (but only during the period of such affiliation).
Notwithstanding the foregoing:
a.If the Participant ceases to be employed by the Company before the end of fiscal year 2027 as a result of his or her death or Disability:
◦With respect to any completed TSR Performance Periods, all previously Earned Performance Units will immediately vest, and
◦With respect to each TSR Performance Period that has not yet been completed, one fourth (1/4) of the Performance Units will vest at the Target level.
Any opportunity to earn additional Performance Units will be forfeited immediately upon such termination of employment.

b.If the Participant’s employment with the Company ceases before the end of fiscal year 2027 due to his or her Retirement (as defined below):
◦A pro-rata portion of this Award will remain outstanding and eligible to be earned based on actual performance through the end of the applicable performance periods, with any Earned Performance Units vesting at the end of fiscal year 2027 (or a Change in Control, if sooner), as though the Participant had remained in continuous employment with the Company through that time.
◦For avoidance of doubt, the pro-ration occurring in connection with the Participant’s Retirement: (i) will be determined with respect to the entire Award (including any Performance Units previously Earned with respect to a TSR Performance Period ending prior to such Retirement) based on the portion of the three-year period ending on the last day of fiscal year 2027 that transpires prior to such Retirement; (ii) will apply whether the Award is settled following the end of fiscal year 2027 or upon an earlier Change in Control; and (iii) will result in the forfeiture of the remainder of the Award immediately upon such Retirement.
◦The Retirement treatment described in this section b. will be conditioned on the Participant: (i) executing a general release of claims against the Company and its affiliates in a form reasonably prescribed by the Company and such release becoming irrevocable within 45 days following the Participant’s cessation of employment; and (ii) complying through the date of settlement with all non-competition, non-solicitation and similar restrictive covenants that he or she has entered into for the benefit of the Company or its Affiliates. If either of these conditions are not fully satisfied, this Award will be forfeited immediately. For avoidance of doubt, the forfeiture of this Award upon a breach of any restrictive covenant will be in addition to, not in lieu of, any other remedies available to the Company or its Affiliates for such breach.
◦“Retirement” means any cessation of the Participant’s employment with the Company (other than due to the Participant’s death or Disability) after the Participant has fulfilled all of the following conditions: (i) the Participant has remained in continuous employment with the Company for at least nine months following the Grant Date, (ii) the Participant has provided at least nine months’ (or in the case of the Chief Executive Officer, six months’) notice of resignation (or such lesser period of notice as the Board chooses to accept), (iii) the sum of the Participant’s age and years of continuous employment with the Company is at least equal to 72, and (iv) the Participant has attained age 60, provided in any case that Cause does not exist for the Participant’s termination.
c.If a Change in Control occurs before the end of fiscal year 2027, and subject to the Participant’s continued employment through the consummation of such Change in Control (or the prior cessation of the Participant’s employment due to Retirement, subject to section b. above):
◦With respect to any completed TSR Performance Periods, all previously Earned Performance Units will immediately vest (subject to any pro-ration contemplated by section b. above, if applicable as a result of the prior cessation of the Participant’s employment due to Retirement); and
◦With respect to each TSR Performance Period that has not yet been completed, such performance period will end and the greater of (i) one fourth (1/4) of the Performance Units (i.e., the Target amount), and (ii) the number of Performance Units that would have been Earned (as determined by the Committee) for such TSR Performance Period had the last day of the TSR Performance Period been the date immediately preceding the Change in Control, will immediately vest (subject to any pro-ration contemplated by section b. above, if applicable as a result of the prior cessation of the Participant’s employment due to Retirement).
Any opportunity to earn additional Performance Units will be forfeited immediately upon such Change in Control.
Delivery
In the event that any Performance Units become vested, a number of Shares equal to the number of vested Performance Units will be issued to the Participant, either by book-entry registration or issuance of a stock certificate or certificates.
For vesting occurring upon completion of all TSR Performance Periods as of the end of fiscal year 2027, such issuance will occur as soon as administratively practicable following the date that the Committee certifies the extent to which the applicable performance goals have been achieved, but in no event later than 2 1/2 months after the end of fiscal year 2027.
For vesting occurring as a result of a Change in Control or a cessation of employment due to the Participant’s death or Disability, such issuance will occur no later than ten (10) business days following the date of such Change in Control or such cessation of employment.
Notwithstanding the foregoing, to the extent provided in Prop. Treas. Reg. § 1.409A-1(b)(4)(ii), Treas. Reg. § 1.409A-2(b)(7)(ii) or any successor provision, the Company may delay settlement of Performance Units if it reasonably determines that such settlement would violate federal securities laws or any other applicable law.

Appendix A

Peer Group

1-800-FLOWERS.COM, Inc.	Levi Strauss & Co.
a.k.a. Brands Holding Corp.	Macy's, Inc.
Abercrombie & Fitch Co.	MarineMax, Inc.
Academy Sports and Outdoors, Inc.	Movado Group, Inc.
American Eagle Outfitters, Inc.	National Vision Holdings, Inc.
Barnes & Noble Education, Inc.	NIKE, Inc.
Bath & Body Works, Inc.	Nordstrom, Inc.
Big 5 Sporting Goods Corporation	Ollie's Bargain Outlet Holdings, Inc.
BJ's Wholesale Club Holdings, Inc.	Oxford Industries, Inc.
Boot Barn Holdings, Inc.	Petco Health and Wellness Company, Inc.
Burlington Stores, Inc.	PriceSmart, Inc.
Caleres, Inc.	PVH Corp.
Carter's, Inc.	Qurate Retail, Inc.
Chewy, Inc.	Ralph Lauren Corporation
Citi Trends, Inc.	Revolve Group, Inc.
Columbia Sportswear Company	Ross Stores, Inc.
Coupang, Inc.	Sally Beauty Holdings, Inc.
Crocs, Inc.	Savers Value Village, Inc.
Deckers Outdoor Corporation	Shoe Carnival, Inc.
Designer Brands Inc.	Skechers U.S.A., Inc.
DICK'S Sporting Goods, Inc.	Sportsman's Warehouse Holdings, Inc.
Dillard's, Inc.	Steven Madden, Ltd.
Dollar General Corporation	Stitch Fix, Inc.
Dollar Tree, Inc.	Superior Group of Companies, Inc.
Duluth Holdings Inc.	Tapestry, Inc.
eBay Inc.	The Buckle, Inc.
Etsy, Inc.	The Cato Corporation
FIGS, Inc.	The Children's Place, Inc.
Foot Locker, Inc.	The Gap, Inc.
Fossil Group, Inc.	The ODP Corporation
Genesco Inc.	The RealReal, Inc.
G-III Apparel Group, Ltd.	The TJX Companies, Inc.
Groupon, Inc.	Tilly's, Inc.
Guess?, Inc.	Torrid Holdings Inc.
Hanesbrands Inc.	Ulta Beauty, Inc.
J.Jill, Inc.	Upbound Group, Inc.
Kohl's Corporation	Urban Outfitters, Inc.
Kontoor Brands, Inc.	Victoria's Secret & Co.
Lands' End, Inc.	Warby Parker Inc.
Leslie's, Inc.	Zumiez Inc.